Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statement 333-143183 on Form S-8 of our reports dated March 26, 2010, relating to the consolidated financial statements of KHD Humboldt Wedag International Ltd. (“KHD”) (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada – United States of America Reporting Difference relating to changes in accounting principles) and the effectiveness of KHD’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of KHD for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Chartered Accountants
Vancouver, Canada
March 26, 2010